Exhibit 99.1

FOR IMMEDIATE RELEASE	May 2, 2024

Teleflex Reports First Quarter Financial Results and Full Year 2024 Outlook

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the first quarter ended March 31, 2024.

First quarter financial summary
•Revenues of $737.8 million, up 3.8% compared to the prior year period; up 3.8% on a constant currency basis

•GAAP diluted EPS from continuing operations of $0.33, compared to $1.63 in the prior year period

•Adjusted diluted EPS from continuing operations of $3.21, compared to $3.09 in the prior year period

2024 guidance summary
•Lowering GAAP revenue growth guidance range to 3.35% to 4.35%

•Reiterating constant currency revenue growth guidance range of 3.75% to 4.75%

•Raising GAAP EPS from continuing operations guidance range to $6.87 to $7.22

•Raising the low end of adjusted diluted EPS from continuing operations guidance range to $13.60 to $13.95

"We are pleased with our solid start to 2024" said Liam Kelly, Teleflex's Chairman, President and Chief Executive Officer. "In the quarter, we drove strong execution with constant currency growth and margin expansion year-over-year, executed against our new product launch objectives, and remained on track with our integration of Palette Life Sciences AB. Our first quarter performance, combined with an improving macro-environment, keeps us well-positioned to deliver on our financial guidance for 2024."

NET REVENUE BY SEGMENT
The following table provides information regarding net revenues in each of the Company's reportable operating segments for the three months ended March 31, 2024 and the comparable prior year period on both a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	March 31, 2024	April 2, 2023	Reported Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$406.3	$411.9	(1.4)%	0.1%	(1.5)%
EMEA	159.6	143.3	11.4%	1.7%	9.7%
Asia	84.2	78.7	7.0%	(4.2)%	11.2%
OEM	87.7	77.0	13.9%	0.3%	13.6%
Consolidated	$737.8	$710.9	3.8%	—%	3.8%

NET REVENUE BY GLOBAL PRODUCT CATEGORY
The following table provides information regarding net revenues in each of the Company's global product categories for the three months ended March 31, 2024 and the comparable prior year period on both a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	March 31, 2024	April 2, 2023	Reported Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$181.4	$177.7	2.1%	0.1%	2.0%
Interventional	134.7	116.9	15.2%	(0.2)%	15.4%
Anesthesia	96.4	93.3	3.2%	—%	3.2%
Surgical	105.5	99.0	6.6%	(0.5)%	7.1%
Interventional Urology	79.7	75.4	5.8%	(0.3)%	6.1%
OEM	87.7	77.0	13.9%	0.3%	13.6%
Other	52.4	71.6	(26.7)%	0.4%	(27.1)%
Consolidated	$737.8	$710.9	3.8%	—%	3.8%

OTHER FINANCIAL HIGHLIGHTS
•Depreciation expense, amortization of intangible assets and deferred financing charges for the three months ended March 31, 2024 totaled $66.9 million compared to $60.7 million for the prior year period.
•Cash and cash equivalents at March 31, 2024 were $237.4 million compared to $222.8 million at December 31, 2023.
•Net accounts receivable at March 31, 2024 were $448.5 million compared to $443.5 million at December 31, 2023.
•Inventories at March 31, 2024 were $627.9 million compared to $626.2 million at December 31, 2023.

2024 OUTLOOK
The Company lowered its full year 2024 revenue growth outlook on a GAAP basis from a range of 3.60% to 4.60% to a range of 3.35% to 4.35%, reflecting our estimate of an approximately 0.40% negative impact of foreign exchange rate fluctuations. On a constant currency basis, the Company maintained its full year 2024 revenue growth outlook of 3.75% to 4.75% year-over-year.

The Company raised its full year 2024 GAAP diluted earnings per share from continuing operations outlook from a range of $5.69 to $6.09 to a range of $6.87 to $7.22, representing a year-over-year decrease of 9.1% to 4.5%. The revised outlook reflects a change in estimate related to the impact of a non-cash pension settlement charge expected to be taken in 2024 in connection with the planned termination of the Teleflex Incorporated Retirement Income Plan. The Company raised the low end of its full year 2024 adjusted diluted earnings per share from continuing operations guidance from a range of $13.55 to $13.95 to a range of $13.60 to $13.95, representing growth of 0.6% to 3.2% year-over-year.

Forecasted 2024 Constant Currency Revenue Growth Reconciliation

	Low	High
Forecasted 2024 GAAP revenue growth	3.35%	4.35%
Estimated impact of foreign currency exchange rate fluctuations	(0.40)%	(0.40)%
Forecasted 2024 constant currency revenue growth	3.75%	4.75%

Forecasted 2024 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High
Forecasted GAAP diluted earnings per share from continuing operations	$6.87	$7.22
Restructuring, restructuring related and impairment items, net of tax	$0.24	$0.24
Acquisition, integration and divestiture related items, net of tax	$0.33	$0.33
Other items, net of tax	$—	$—
Pension termination and related charges, net of tax	$1.69	$1.69
ERP Implementation, net of tax	$0.31	$0.31
MDR, net of tax	$0.26	$0.26
Intangible amortization expense, net of tax	$3.90	$3.90
Forecasted adjusted diluted earnings per share from continuing operations, net of tax	$13.60	$13.95

Note:The prior full year 2024 EPS guidance assumed $2.85 for the Pension termination and related charges, net of tax.

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION
A webcast of Teleflex's first quarter 2024 investor conference call can be accessed live from a link on the Company's website at teleflex.com. The call will begin at 8:00 am ET on May 2, 2024.

An audio replay of the investor call will be available beginning at 11:00 am ET on May 2, 2024, either on the Teleflex website or by telephone. The call can be accessed by dialing 1 800 770 2030 (U.S. and Canada) or 1 609 800 9909 (all other locations). The confirmation code is 69028.

ADDITIONAL NOTES
References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences. Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES
We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP”. In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: constant currency revenue growth and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Net Revenue by Segment" and "Net Revenue by Global Product Category". Tables reconciling historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program. Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Pension termination and related charges - These adjustments represent charges associated with the planned termination of the Teleflex Incorporated Retirement Income Plan, a frozen U.S. defined benefit pension plan, and related direct incremental costs. These charges and costs do not represent normal and recurring operating expenses, will be inconsistent in amounts and frequency, and are not expected to recur once the plan termination process has been completed. Accordingly, management has excluded these amounts to facilitate an evaluation of our current operating performance and a comparison to our past operating performance.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance. The MDR requirements became effective in May 2021, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until December 2027 for highest-risk devices and December 2028 for lower-risk devices, subject to certain limitations. Significantly, the MDR will require the re-registration of previously approved medical devices. As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

ERP implementation - These adjustments represent direct and incremental costs incurred in connection with our implementation of a new global enterprise resource planning ("ERP") solution and related IT transition costs. An implementation of this scale is a significant undertaking and will require substantial time and attention of management and key employees. The associated costs do not represent normal and recurring operating expenses and will be inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our operating performance.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

Reconciliation of Consolidated Statement of Income Items (Dollars in millions, except per share data)

Three Months Ended March 31, 2024
	Gross margin	Selling, general and administrative expenses (1)	Research and development expenses (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis	56.4%	51.6%	5.1%	(0.6)%	$(25.8)	$(41.6)	161.0%	$0.33
Adjustments
Restructuring, restructuring related and impairment items (A)	0.3	(0.1)	—	0.8	5.8	1.0		0.10
Acquisition, integration and divestiture related items (B)	0.2	(0.2)	—	0.5	3.4	0.4		0.06
ERP implementation	—	—	—	—	0.1	—		—
MDR	—	—	(0.5)	0.3	3.3	—		0.07
Pension termination costs	—	(18.8)	—	18.8	138.5	58.2		1.70
Intangible amortization expense	4.2	(2.7)	—	6.8	50.1	5.1		0.95
Adjustments total	4.7	(21.8)	(0.5)	27.2	201.2	64.7		2.88
Adjusted basis	61.1%	29.8%	4.6%	26.6%	$175.4	$23.1	13.2%	$3.21

Three Months Ended April 2, 2023
	Gross margin	Selling, general and administrative expenses (1)	Research and development expenses (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis	55.1%	32.7%	5.8%	16.2%	$97.5	$20.2	20.7%	$1.63
Adjustments
Restructuring, restructuring related and impairment items (A)	1.2	—	(0.2)	1.7	12.0	1.8		0.22
Acquisition, integration and divestiture related items (B)	—	(0.4)	—	0.4	3.1	0.1		0.06
ERP Implementation	—	(0.2)	—	0.2	1.2	0.3		0.02
MDR	—	—	(1.4)	1.5	10.3	—		0.22
Intangible amortization expense	3.1	(2.6)	—	5.8	41.6	2.0		0.84
Tax adjustments	—	—	—	—	—	(4.8)		0.10
Adjustments total	4.3	(3.2)	(1.6)	9.6	68.2	(0.6)		1.46
Adjusted basis	59.4%	29.5%	4.2%	25.8%	$165.7	$19.6	11.8%	$3.09

Notes: (1) Selling, general and administrative expenses and research and development expenses are shown as a percentage of net revenues.
(2) Operating margin defined as Income from continuing operations before interest, loss on extinguishment of debt and taxes as a percentage of net revenues.

Totals may not sum due to rounding.

Tickmarks to Reconciliation Tables
(A)Restructuring, restructuring related and impairment items – For the three months ended March 31, 2024, pre-tax restructuring charges were $0.5 million, restructuring related charges were $3.2 million, and pre-tax impairment charges were $2.1 million. For the three months ended April 2, 2023, pre-tax restructuring charges were $2.2 million, restructuring related charges were $9.8 million, and there were no pre-tax impairment charges.
(B)Acquisition, integration and divestiture related items – For the three months ended March 31, 2024, these charges primarily related to the acquisition of Palette Life Sciences AB. For the three months ended April 2, 2023, these charges related to the acquisition of Standard Bariatrics, Inc.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.
Teleflex is the home of Arrow®, Deknatel®, LMA®, Pilling®, QuikClot®, Rusch®, UroLift® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements, including, but not limited to, the macro-economic environment, our ability to deliver on our financial guidance for 2024 and our long-term durable growth objectives; forecasted 2024 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; and our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2024 financial results. Actual results could differ materially from those in the forward-looking statements due to, among other things, delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, sovereign debt issues and international conflicts and hostilities, such as the ongoing conflicts in the Ukraine and the Middle East; public health epidemics; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31, 2024	April 2, 2023
	(Dollars and shares in thousands, except per share)
Net revenues	$737,849	$710,932
Cost of goods sold	321,715	319,552
Gross profit	416,134	391,380
Selling, general and administrative expenses	242,830	232,716
Research and development expenses	37,299	41,469
Pension settlement charge	138,139	—
Restructuring and impairment charges	2,659	2,221
(Loss) income from continuing operations before interest and taxes	(4,793)	114,974
Interest expense	22,683	18,337
Interest income	(1,666)	(843)
(Loss) income from continuing operations before taxes	(25,810)	97,480
(Benefit) taxes on income from continuing operations	(41,551)	20,184
Income from continuing operations	15,741	77,296
Operating loss from discontinued operations	(587)	(711)
Tax benefit on operating loss from discontinued operations	(135)	(163)
Loss from discontinued operations	(452)	(548)
Net income	$15,289	$76,748
Earnings per share:
Basic:
Income from continuing operations	$0.33	$1.65
Loss from discontinued operations	(0.01)	(0.02)
Net income	$0.32	$1.63
Diluted:
Income from continuing operations	$0.33	$1.63
Loss from discontinued operations	(0.01)	(0.01)
Net income	$0.32	$1.62
Weighted average common shares outstanding
Basic	47,068	46,949
Diluted	47,394	47,285

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2024	December 31, 2023
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$237,423	$222,848
Accounts receivable, net	448,532	443,467
Inventories	627,866	626,216
Prepaid expenses and other current assets	111,624	107,471
Prepaid taxes	8,163	7,404
Total current assets	1,433,608	1,407,406
Property, plant and equipment, net	485,535	479,913
Operating lease assets	112,560	123,521
Goodwill	2,898,343	2,914,055
Intangible assets, net	2,429,460	2,501,960
Deferred tax assets	6,588	6,748
Other assets	111,828	98,943
Total assets	$7,477,922	$7,532,546
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$90,625	$87,500
Accounts payable	115,945	132,247
Accrued expenses	136,614	146,880
Payroll and benefit-related liabilities	106,055	146,535
Accrued interest	16,999	5,583
Income taxes payable	48,905	41,453
Other current liabilities	55,871	46,547
Total current liabilities	571,014	606,745
Long-term borrowings	1,667,896	1,727,572
Deferred tax liabilities	456,364	456,080
Pension and postretirement benefit liabilities	23,170	23,989
Noncurrent liability for uncertain tax positions	3,288	3,370
Noncurrent operating lease liabilities	104,376	111,300
Other liabilities	148,604	162,502
Total liabilities	2,974,712	3,091,558
Commitments and contingencies
Total shareholders' equity	4,503,210	4,440,988
Total liabilities and shareholders' equity	$7,477,922	$7,532,546

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31, 2024	April 2, 2023
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$15,289	$76,748
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	452	548
Depreciation expense	15,928	18,287
Intangible asset amortization expense	50,116	41,540
Deferred financing costs and debt discount amortization expense	853	846
Pension settlement charge	138,139	—
Fair value step up of acquired inventory sold	1,722	—
Changes in contingent consideration	865	2,447
Assets impairment charge	2,110	—
Stock-based compensation	7,129	7,015
Deferred income taxes, net	(58,282)	2,092
Interest benefit on swaps designated as net investment hedges	(3,720)	(5,108)
Other	(118)	(427)
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(9,549)	1,339
Inventories	(11,720)	(30,099)
Prepaid expenses and other assets	7,352	2,752
Accounts payable, accrued expenses and other liabilities	(50,610)	(40,856)
Income taxes receivable and payable, net	6,888	7,225
Net cash provided by operating activities from continuing operations	112,844	84,349
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(38,432)	(21,835)
Payments for businesses and intangibles acquired, net of cash acquired	(70)	(64)
Net proceeds on swaps designated as net investment hedges	13,695	—
Net cash used in investing activities from continuing operations	(24,807)	(21,899)
Cash flows from financing activities of continuing operations:
Reduction in borrowings	(57,125)	(75,125)
Net proceeds (payments) from share based compensation plans and related tax impacts	1,750	(2,433)
Payments for contingent consideration	(72)	(64)
Dividends paid	(16,001)	(15,969)
Net cash used in financing activities from continuing operations	(71,448)	(93,591)
Cash flows from discontinued operations:
Net cash used in operating activities	(1,863)	(285)
Net cash used in discontinued operations	(1,863)	(285)
Effect of exchange rate changes on cash and cash equivalents	(151)	3,530
Net increase (decrease) in cash and cash equivalents	14,575	(27,896)
Cash and cash equivalents at the beginning of the period	222,848	292,034
Cash and cash equivalents at the end of the period	$237,423	$264,138

Contacts:
Teleflex Incorporated:
Lawrence Keusch
Vice President, Investor Relations and Strategy Development

investors.teleflex.com
610-948-2836